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                                 EXHIBIT 5.0

                     [The Ryland Group, Inc. Letterhead]

                                April 2, 2001

The Ryland Group, Inc.
24025 Park Sorrento, Suite 400
Calabasas, California 91302

Ladies and Gentlemen:

         I have acted as general counsel for The Ryland Group, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 303,300 shares of Common Stock, par value $1.00 per share (the "Plan Shares"), issuable pursuant to the exercise of stock options granted under The Ryland Group, Inc. 2000 Non-Employee Director Equity Plan (the "Plan").

         I have examined copies of the Company's Charter, as amended, By-laws, the Plan, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I have deemed necessary to form a basis for this opinion.

         Based upon the foregoing, I am of the opinion that the Plan Shares have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

         I hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the reference to me under Item 5 of this Registration Statement.

                              Very truly yours,

                              /s/ Timothy J. Geckle

                              Timothy J. Geckle